                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                AMENDMENT NO. 20

                   Under the Securities Exchange Act of 1934

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                                (Name of Issuer)

                        COMMON STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                   561182106
                                 (CUSIP Number)

                             RICHARD M. FITZPATRICK
                               MEI HOLDINGS, L.P.
                                2200 ROSS AVENUE
                                   SUITE 4200
                              DALLAS, TEXAS 75201
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                With a copy to:

                            ROBERT A. PROFUSEK, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939

                                  May 10, 1999
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].

CUSIP NO. 561182106                13D-1                                  PAGE 2

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MEI Holdings, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 3

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MEI GenPar, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------

7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     84.55%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 4

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HH GenPar Partners
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 5

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Hampstead Associates, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) or 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OR ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 6

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    RAW Genpar, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 7

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    InMed, Inc. d/b/a Incap, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 8

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Donald J. McNamara
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 9

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert A. Whitman
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                 PAGE 10

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Daniel A. Decker
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    84.55%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    SZ Capital, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              (1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    8%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    SZ GenPar, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------

7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               (1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

       8%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

         This Amendment No. 20 amends the Statement on Schedule 13D first filed on June 17, 1996, as amended by Amendments No. 1 through 19 (the "Schedule 13D"), by MEI Holdings, L.P., a Delaware limited partnership ("Holdings"), and certain other persons.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Item 6 is hereby amended to add the following at the end thereof:

    The Company, Holdings, SZ Capital, Nomura and Malibu Centers, Inc., a subsidiary of the Company, have entered into a First Amended and Restated Recapitalization Agreement dated May 10,1999 pursuant to which they agreed to extend the deadline for the closing of the previously announced recapitalization to the earlier of (i) the closing date under certain purchase agreements dated May 5, 1999 and (ii) June 30, 1999. If the closing does not occur by such date, monthly interest on the debt, which has been accrued and capitalized since March 1999, would again become payable and the $29.9 million in principal would become due on July 20, 1999.

    There can be no assurance that the recapitalization plan will be completed or as to the ultimate timing or final terms thereof.

ITEM 7.           EXHIBITS.

          Item 7 is hereby amended to add the following at the end thereof:

99.18 First Amended and Restated Recapitalization Agreement between Nomura Asset Capital Corporation, Malibu Entertainment Worldwide, Inc., Malibu Centers, Inc., NEI Holdings, L.P. and SZ Capital, L.P.


                                   SIGNATURES



         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of the other signatories hereto.

Date: May 13, 1999

                           MEI HOLDINGS, L.P.
                           By:  MEI GenPar, L.P.
                                Its General Partner
                           By:  HH GenPar Partners
                                Its General Partner
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           SZ CAPITAL, L.P.
                           By:  SZ GenPar, L.P.
                                Its General Partner
                           By:  HH GenPar Partners
                                Its General Partner
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           MEI GENPAR, L.P.
                           By:  HH GenPar Partners
                                Its General Partner
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           SZ GENPAR, L.P.
                           By:  HH GenPar Partners
                                Its General Partner
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           HH GENPAR PARTNERS
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           HAMPSTEAD ASSOCIATES, INC.

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                    RAW GENPAR, INC.

                    By: /s/ Robert A. Whitman
                       ----------------------------
                            Robert A. Whitman
                            President


                    INMED, INC.

                    By: /s/ Daniel A. Decker
                       ----------------------------
                            Daniel A. Decker
                            President

                    /s/ Donald J. McNamara
                    -------------------------------
                    Donald J. McNamara


                    /s/ Robert A. Whitman
                    -------------------------------
                    Robert A. Whitman


                    /s/ Daniel A. Decker
                    -------------------------------
                    Daniel A. Decker

                                 EXHIBIT INDEX

Exhibit                           Description
-------                           -----------
99.18            First Amended and Restated Recapitalization Agreement between
                 Nomura Asset Capital Corporation, Malibu Entertainment Worldwide,
                 Inc., Malibu Centers, Inc., MEI Holdings, L.P. and SZ Capital, L.P.